Exhibit 5.1

PacGate Law Group

百宸律师事务所

May 17, 2022

To:

Trans Global Group, Inc.

Room 2701, Block A, Zhantao Technology Building, Minzhi Street, Shenzhen, Guangdong Province, China

Re: Legal Opinion

Dear Madams/Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC,” which, for the purpose of this legal opinion (this “Opinion”), does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on the PRC Laws (as defined below).

We act as the PRC counsel in connection with the proposed registration (the “Registration”) by TRANS GLOBAL GROUP, INC., a Delaware corporation (the “Company”) of certain number and class of its securities under the Registration Statements.

A.	Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

i.	“Commission” means the United States Securities and Exchange Commission.

ii.	“Governmental Agencies” mean any national, provincial or local governmental, regulatory or administrative authority, court, arbitration commissions or any other judicial body of the PRC.

iii.	“PRC Laws” means all applicable national, provincial and local laws, regulations and rules of the PRC currently in effect and publicly available on the date of this Opinion.

iv.	“Registration Statements” means the General Form for Registration of Securities filed with the Commission under the Securities Exchange Act of 1934 and effective on [*], 2022, and any and all amendment(s) thereto.

PacGate Law Group

百宸律师事务所

B.	Documents and Assumptions

In rendering this Opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and such other documents, corporate records and certificates issued by the Governmental Agencies (collectively the “Documents”).

In reviewing the Documents and for the purpose of this Opinion, we have assumed without independent investigation that (“Assumptions”):

i.	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

ii.	Each of the parties to the Documents, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

iii.	The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

iv.	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

v.	All requested Documents have been provided to us and all factual statements made to us by the Company in connection with this Opinion are true, correct and complete.

Based on our review of the Documents and subject to the Assumptions and the Qualifications set out below, we are of the opinion that: [PG Note: We are aware that TGGI is looking for a target PRC company for acquisition and we giving the opinion solely based on the current status of TGGI without regarding such future acquisition. If we need to extend the opinion to cover the future acquisitions, the specifics of the target should be further discussed.]

(1)	According to “Regulations on Mergers of Domestic Enterprises by Foreign Investors” (the “M&A Rules”), issued by the Ministry of Commerce, the China Securities Regulatory Commission (the “CSRC”) and certain other PRC Governmental Authorities on August 8, 2006 and amended on June 22, 2009, offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets (“SPVs”) are required to obtain CSRC’s approval prior to publicly listing their securities on an overseas stock exchange. Based on our understanding of the PRC Laws and to our best knowledge of the current corporate structure of the Company and the fact reflected in the Registration Statements that the Company is not formed for the purpose of seeking a public listing on an overseas stock exchange as an SPV as defined under the M&A Rules, the Company is not required to obtain the CSRC’s approval prescribed under the M&A Rules in connection with the Registration.

PacGate Law Group

百宸律师事务所

(2)	According to the Cybersecurity Review Measures (the “Measures”), issued by Cyberspace Administration of China (the “CAC”), National Development and Reform Commission and certain other PRC Governmental Agencies on December 28, 2021 and effective from February 15, 2022, if an “online platform operator” in possession of personal data of more than one million users intends to list in a foreign country, it must file an application of a cybersecurity review with the CAC for approval. Based on our understanding of the PRC Laws and to our best knowledge of the fact reflected in the Registration Statements that the Company has no current business operations and assets and is not an “online platform operator” as defined in the Measures in possession of personal data of more than one million users, the approval by the CAC is not required in connection with the Registration.

This Opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.	This Opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.	The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof, and there is no guarantee that any of such laws and regulations will not be changed, amended or revoked in the future with or without retrospective effect.

iii.	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.	This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

v.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and PRC government officials.

vi.	This Opinion is intended to be used in the context which is specifically referred to herein.

vii.	As used in this Opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Registration and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of this Opinion.

PacGate Law Group

百宸律师事务所

This Opinion is rendered solely to you for the purpose hereof only and may not be issued, quoted or disclosed to any other party for any other purpose without our prior written consent.

This Opinion is given for the benefit of the addressee hereof, and without our express prior written consent, may not be relied upon by any person or entity other than the addressee. Save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the Commission or any other regulatory agencies.

Yours faithfully,

/s/ PacGate Law Group
PacGate Law Group

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